SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made as of September 15 2008 (the “Effective Date”) by and between:

Entrust Limited (hereinafter “Entrust”)
1000 Innovation Drive, Ottawa, Ontario K2K 3E7

and	ANDREW PINDER CONSULTANCY LTD., 6 Lambert Jones Mews, Barbican, London, Ec2y
8dp)
(hereinafter “Contractor”)

     WHEREAS Entrust has requested Contractor to perform the services hereinafter described and Contractor has agreed to perform such services subject to the terms and conditions hereinafter set out;

     AND WHEREAS Contractor has represented that it has the specific knowledge, skill and experience required to perform the services hereinafter described and Entrust is relying upon the Contractor 's knowledge, skill and experience.

     NOW THEREFORE, in consideration of the mutual promises herein contained, the sufficiency of which is hereby acknowledged, Entrust and Contractor agree as follows:

1. DEFINITIONS

“Acquisition Event” has the meaning set forth in the 2006 Stock Incentive Plan for Entrust, Inc (“Plan”).

“Affiliate” means any corporation or other entity that Entrust, Inc. directly or indirectly controls. In this context, an entity “controls” a corporation or other entity if it owns fifty percent (50%) or more of the voting rights for the board of directors or other mechanism of control for the corporation or other entity.

“Confidential Information” means any business, marketing, technical, scientific or other information disclosed by Entrust (including its Affiliates) which, at the time of disclosure is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by Contractor, exercising reasonable business judgment, to be confidential. Confidential Information includes the terms of this Agreement.

“Deliverables” means the items, products, documents and/or services specified in a Statement of Work which are provided by Contractor to Entrust under this Agreement.

“Intellectual Property Rights (IPR)” means all rights in any invention, discovery, improvement, utility model, patent, copyright, industrial design or mask work right, and all rights of whatsoever nature in computer software and data, Confidential Information, trade secrets or know-how, and all intangible rights or privileges of a nature similar to any of the foregoing, in every case in any part of the world and whether or not registered, and shall include all rights in any applications and granted registrations for any of the foregoing.

“Statement of Work” means a Schedule (A-x) to this Agreement, duly signed by each party, describing the Deliverables, milestones, delivery dates, payment terms and any other information related to the Deliverables to be provided by Contractor to Entrust.

2.	SCOPE OF WORK

2.1	Contractor shall provide to Entrust the Deliverables specified in a Statement of Work. Contractor shall promptly advise Entrust of any anticipated delays or difficulties in providing such Deliverables. A Statement of

Services Agreement September 9, 2008

Work may be modified from time to time by an instrument in writing signed by each party's duly authorized representatives.

2.2 Any materials or equipment furnished by Entrust in connection with this Agreement, unless fully paid for by Contractor, shall be deemed loaned to Contractor, and title thereto shall at all times remain with Entrust. Contractor shall return, at its expense and risk, all such materials and/or equipment in the same condition as they were when furnished by Entrust, reasonable wear and tear excepted, upon request by Entrust or upon termination of this Agreement.

3.	FEES AND PAYMENT

3.1	Contractor shall provide the Deliverables based on the fees in Schedule A-1 attached hereto. Any additional fees for the Deliverables are set forth in each Statement of Work. In no event shall Entrust be liable to pay any fees in excess of the fee limit stated each Statement of Work. No fees are payable to Contractor until such time as the Deliverables have been accepted, in writing, by Entrust. Unless otherwise stated, all fees exclude applicable federal, state, provincial, use, value-added and local taxes (excluding taxes based upon Contractor’s income). Entrust shall pay to Contractor the amount of any such tax. Entrust shall withhold any applicable withholding tax from payments made to Contractor pursuant to this Agreement.

3.2 Entrust shall reimburse Contractor for all reasonable travel and lodging expenses incurred and paid by Contractor only if such expenses are specified in any Statement of Work.

3.3 Entrust reserves the right to audit all Contractor invoices. Contractor shall give Entrust reasonable access to all supporting documentation arising from Entrust’s audit request.

4.	WARRANTY

4.1	Contractor represents and warrants that: (a) the Deliverables shall be provided and/or performed in a professional and highly skilled manner that adheres to standards not less than those generally accepted in the industry.

4.2 EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, BOTH PARTIES DISCLAIM ALL OTHER REPRESENTATIONS, WARRANTIES AND CONDITIONS, EITHER EXPRESS, IMPLIED, STATUTORY, BY USAGE OF TRADE OR OTHERWISE INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.	OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS

5.1	The Deliverables provided by Contractor pursuant to this Agreement are “works for hire”.

5.2	Entrust shall own all right, title and interest in and to the Deliverables including all Intellectual Property

Rights therein. Contractor hereby transfers, assigns and conveys to Entrust all right, title and interest in and to the Deliverables and the Intellectual Property Rights therein and agrees to execute, and to have its employees and subcontractors execute, without charge to Entrust, any documents deemed necessary by Entrust to evidence and/or secure Entrust's exclusive ownership of the Deliverables and the Intellectual Property Rights therein.

5.3 Contractor represents and warrants that it is the sole and exclusive owner of the Deliverables and the Intellectual Property Rights therein and has the free, clear and absolute right to sell, transfer, assign and convey the same to Entrust and that all creators of the Deliverables (including all persons engaged by Contractor to make any contributions to the Deliverables) were, at the time of the creation of the Deliverables, full-time, bona-fide employees of the Contractor or, to the extent any such persons were not at such time full-time, bona-fide employees of Contractor, Contractor has obtained and possesses the written agreement of such persons selling, transferring,

Services Agreement September 9, 2008

assigning and conveying to Contractor an unrestricted and complete right, title and interest in such person’s contributions to the Deliverables and the Intellectual Property Rights in such contributions (including, without limitation, the unrestricted right of Contractor to further sell, transfer, assign and convey such right, title and interest to Entrust). Without limiting the generality of the foregoing, Contractor does hereby waive its moral rights in the Deliverables in favor of Entrust including, without limitation, the right to restrain or claim damages for any distortion, mutilation or other modification of the Deliverables or any part thereof, the right to be associated with the Deliverables and the right to restrain use of any reproduction of the Deliverables in any context. Contractor also undertakes to ensure that each employee and subcontractor of Contractor waive their moral rights in the Deliverables in favor of Entrust.

6.	LIMITATION OF LIABILITY

6.1	IN NO EVENT SHALL ENTRUST OR CONTRACTOR (INCLUDING SUCH PARTY’S

AFFILIATES, SUBCONTRACTORS, AGENTS, SUPPLIERS, DIRECTORS OR EMPLOYEES) BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT, RELIANCE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF DATA, LOST SAVINGS OR OTHER SIMILAR PECUNIARY LOSS) WHETHER ARISING FROM CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY OF LIABILITY. EXCEPT FOR (I) CONTRACTOR’S BREACH OF ITS WARRANTY OBLIGATIONS HEREIN, AND (II) CONTRACTOR’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY PURSUANT TO THIS AGREEMENT EXCEED THE CUMULATIVE FEES PAID BY ENTRUST TO CONTRACTOR HEREIN.

6.2 NOTWITHSTANDING SECTION 6.1, NO LIMITATION OF EITHER PARTY’S LIABILITY SET FORTH IN THIS AGREEMENT SHALL APPLY TO (I) DAMAGES ARISING FROM CONTRACTOR’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, (II) DAMAGES ARISING FROM CONTRACTOR’S INFRINGEMENT OF ENTRUST’S INTELLECTUAL PROPERTY RIGHTS, OR (III) CLAIMS FOR INJURY TO INDIVIDUALS OR DAMAGE TO TANGIBLE PROPERTY CAUSED BY THE NEGLIGENCE OF SUCH PARTY OR ITS EMPLOYEES, SUBCONTRACTORS OR AGENTS.

7.	CONFIDENTIALITY

7.1	Contractor shall retain the Confidential Information of Entrust and its Affiliates in confidence and shall use and disclose it solely for the purpose of, and in accordance with, this Agreement. Contractor shall only disclose Confidential Information of Entrust (or any of its Affiliates) to those of its employees and subcontractors with a need to know such Confidential Information. Contractor shall ensure that its employees and subcontractors are under confidentiality obligations no less restrictive than those in this Agreement. Contractor shall use the same degree of care as it uses to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use or disclosure of Entrust’s (or any of its Affiliates) Confidential Information.

7.2 Contractor shall not be bound by any obligations restricting disclosure and use set forth in this Agreement with respect to the Confidential Information of Entrust (or any of its Affiliates), or any part thereof, which:

(i)	was known to Contractor prior to disclosure;

(ii)	was lawfully in the public domain prior to its disclosure, or becomes publicly available other than through a breach of this Agreement;

(iii)	was disclosed to Contractor by a third party, provided that such third party is not in breach of any confidentiality obligation in respect of such information; or

(iv)	is independently developed by Contractor.

7.3 If Contractor is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by law, to disclose the Confidential Information of Entrust (or any of its Affiliates), Contractor shall use reasonable efforts to (i) seek confidential treatment for such Confidential Information, and (ii) provide prior notice to Entrust

Services Agreement September 9, 2008

(or, if applicable, its Affiliates) to allow Entrust (or, if applicable, its Affiliates) to seek protective or other court orders.

7.4 Upon request from Entrust, Contractor shall immediately return to Entrust all Confidential Information and copies thereof, or if directed by Entrust, shall immediately destroy such Confidential Information and all copies thereof, and shall furnish proof of their destruction to Entrust.

8.	COMPUTER AND RELATED ACCESS

8.1	If Contractor requires access to Entrust facilities or access, either on-site or remotely, to and use of any

Entrust computer systems in the performance or provision of the Deliverables, as specified in any Statement of Work, Contractor shall limit and use such access solely for the performance or provision of the Deliverables and shall not access or attempt to access any Entrust facility, computer systems, files, software or services other than those required for the performance or provision of the Deliverables. Contractor shall limit such access to those of its employees with an express requirement to have such access in connection with the performance or provision of the Deliverables, shall advise Entrust in writing of the name of each such employee who will be granted such access, and shall strictly follow all Entrust security rules and procedures for restricting access to Entrust's facilities and computer systems. Contractor shall provide immediate written notice to Entrust in the event any Contractor employee who has been granted access no longer requires such access. All user identification numbers and passwords disclosed to Contractor and any information obtained by Contractor as a result of Contractor's access to and use of Entrust's computer systems shall be deemed to be, and treated as, Confidential Information under Section

8. Entrust and Contractor shall cooperate in the investigation of any apparent unauthorized access to any Entrust facility or computer system. These provisions concerning computer access shall apply equally to any access and use by Contractor of Entrust's electronic mail system, or of any other property, equipment or service of Entrust.

9.	TERM AND TERMINATION

9.1	This Agreement shall commence on the Effective Date and shall continue in effect for a term of one (1)

year.

9.2 In the event either party (the "defaulting party") is in a material breach of, or fails to perform a material obligation under, this Agreement or a Statement of Work, the other party may, by notice, require the breach to be cured or the obligation to be performed. If, within thirty (30) days of the receipt of such notice, the defaulting party fails to undertake a reasonable course of action to cure such breach, or fails to perform such obligation, the non-defaulting party may upon notice, in addition to any other rights or remedies it may have at law or in equity, terminate this Agreement and/or a Statement of Work.

9.3 If Entrust terminates this Agreement due to Contractor’s material breach, Contractor shall cease all work under such Statement of Work. Entrust shall pay to Contractor the full fee for any completed and accepted Deliverables but shall not be obligated to pay fees for: (i) any other Deliverables, or (ii) any other costs for which Contractor may seek reimbursement. Contractor shall provide any completed and/or uncompleted Deliverables to Entrust.

9.4	Sections 1, 4, 5, 6, 7, 9 and 10 shall survive termination or expiration of this Agreement.

10.	GENERAL

10.1	Contractor shall observe and comply with all applicable laws, ordinances, codes and regulations of governmental agencies, including federal, state, provincial, municipal, and local governing bodies having jurisdiction over the Deliverables or any part thereof. Contractor and its employees will also comply with the Entrust Code of Conduct and the Insider Trading Policy of Entrust.

Services Agreement September 9, 2008

10.2 Contractor shall be and is an independent Contractor, and is not an agent or employee of Entrust. Further, Contractor shall exercise full control over the employment and compensation of all persons employed by the Contractor in the performance of the services hereunder. Contractor shall be solely responsible for and shall indemnify, defend and save Entrust harmless from all matters related to the payment of its employees, including compliance with social security, withholding and all other wages, salaries, benefits, taxes, exemptions and regulations of any nature whatsoever.

10.3 Nothing contained in this Agreement shall be deemed to constitute either party as the partner, agent or legal representative of the other party or to create any joint venture or fiduciary relationship for any purpose whatsoever. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall confer on either party any authority to act for, bind, or create or assume any obligation or responsibility on behalf of the other party.

10.4 Any notice to be given hereunder shall be given to the party’s project contact in writing by prepaid receipted mail, facsimile, or overnight courier, and shall be effective as follows (i) in the case of facsimile or courier, on the next business day, and (ii) in the case of receipted mail, five (5) business days following the date of deposit in the mail.

10.5 Neither party shall be deemed in default hereunder or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with the terms of this Agreement due to any causes beyond its reasonable control, which causes include but are not limited to acts of God or the public enemy; riots and insurrections, terrorism, war, accidents, fire, strikes and other labour difficulties (whether or not the party is in a position to concede to such demands), embargoes, judicial action, lack of or inability to obtain export permits or approvals, necessary labour, materials, energy, utilities, components or machinery, acts of civil or military authorities.

10.6 The failure of a party to claim a breach of any term of this Agreement shall not constitute a waiver of such breach or the right of such party to enforce any subsequent breach of such term.

10.7 Neither the Contractor nor Entrust shall assign this Agreement, any interest herein or any rights hereunder without the prior written consent of the other party, except that Entrust may assign this Agreement to any party which acquires all or substantially all of its related business by merger, sale of assets, or otherwise or to an Affiliate of Entrust.

10.7 In the event that any provision of this Agreement is found to be invalid, void or unenforceable, the parties agree that unless such provision materially affects the intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall not affect the validity of this Agreement nor the remaining provisions herein.

10.8 This Agreement shall be governed by the laws of the United Kingdom, without regard to its conflict of law principles. The application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement is expressly excluded.

10.9 This Agreement and the Schedules hereto constitute the entire agreement between the parties on the subject matter hereof and supersede all prior agreements, communications and understandings of any nature whatsoever, oral or written. This Agreement may not be modified or waived orally and may be modified only in a writing signed by a duly authorized representative of both parties. All terms and conditions on a purchase order document shall be of no contractual effect between the parties.

Services Agreement September 9, 2008

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

ENTRUST LIMITED ANDREW PINDER CONSULTANCY LTD.

/s/ T. Harrold General Counsel, Entrust Limited

/s/ Andrew Pinder

Services Agreement September 9, 2008

SCHEDULE A-1 STATEMENT OF WORK

This Statement of Work is governed by the terms and conditions of the Technical Services Agreement ("Agreement") signed between Entrust Limited ("Entrust") and John Andrew Pinder ("Contractor").

Consultant will provide Entrust Limited’s affiliate Entrust (Europe) Limited (“Entrust UK”) with advice and consulting services from time to time (the “Deliverables”) based on the following fee schedule:

GBP 12,750 paid per month for 12 months, totalling GBP 153,000 (the “Total Fee”);

Such advice and consulting services will be limited to 72 days over such 12 month time period, based on an estimate of six days per month.

All invoices will be paid net thirty (30) days provided that they are in the amount set forth above.

Upon an Acquisition Event within the twelve month term of the Agreement occurring, the unpaid balance of the Total Fee will be paid out.

Consultant will cause its employee Andrew Pinder (“Advisor”) to become a director of Entrust UK for a term of 12 months, and to execute all necessary documents to give effect to the foregoing. In consideration of such appointment, upon joining the Entrust Europe board Entrust, Inc. will issue Advisor 75,000 options and 10,000 restricted stock units (RSUs). The exercise price of the grant will be the closing price of Entrust, Inc.’s common shares on the date of appointment. Such grants shall be subject to award agreements (the form of which will be supplied to Advisor upon joining the board of Entrust Europe) and the Plan that is incorporated into the award agreements, and the terms and conditions of those agreements and Plan shall prevail over all other documents. The award agreements will provide that subject to Advisor continuing to be a Service Provider (as defined in the Plan), Advisor will be eligible to vesting upon the happening of an Acquisition Event.

Services Agreement September 9, 2008